STOCK PURCHASE AND ASSET ACQUISITION AGREEMENT

                                February 28, 1997

                                  by and among


                      INSIGNIA/EDWARD S. GORDON CO., INC.,
                             a Delaware corporation
                        and a wholly owned subsidiary of
                        INSIGNIA COMMERCIAL GROUP, INC.,
                             a Delaware corporation,

                               JOHN H. ROSTENBERG,
                                 DAVID A. DOERN,
                         ROSTENBERG-DOERN COMPANY, INC.,
                             a New York corporation,
                    for the purpose of agreeing upon the sale
                   of all of the issued and outstanding stock
                      of ROSTENBERG-DOERN MANAGEMENT CORP.,
                             a New York corporation,
                                       and
                                MICHAEL A. KLEIN,
                                GERARD P. HALLOCK
                            and WILLIAM V. CUDDY, JR.



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                                    INDEX TO
                 STOCK PURCHASE AND ASSET ACQUISITION AGREEMENT


         ARTICLE I

SALE OF THE STOCK AND ASSETS.........................................  2

                  1.1  Sale of the Stock.............................  2
                  1.2  Sale of Certain Assets...................   ..  2
                  1.3  Purchase Price................................  3
                  1.4  Allocation of Purchase Price..................  4


         ARTICLE II

CLOSING AND TRANSITION...............................................  4
                  2.1  Closing.......................................  4
                  2.2  Receivables and Liabilities......... .........  4
                  2.3  Work in Process...............................  5
                  2.4  Prospective Employees.........................  6
                  2.5  Closing Costs.................................  8


         ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS AND RDC.....................  8

                  3.1   Organization and Standing.....................  8
                  3.2   Title to Stock and Assets.....................  8
                  3.3   Authority.....................................  9
                  3.4   Financial Statements..........................  9
                  3.5   Current Financial Statements..................  9
                  3.6   Absence of Certain Changes.................... 10
                  3.7   Contracts..................................... 10
                  3.8   Leases and Other Agreements................... 10
                  3.9   Bonds, Insurance, and Letters of Credit....... 11
                  3.10  Liabilities................................... 11
                  3.11  Real Estate................................... 11
                  3.12  Personal Property............................. 11
                  3.13  Compliance.................................... 11
                  3.14  Computer Software [Intentionally Omitted]..... 12
                  3.15  Tax Matters................................... 12
                  3.16  Employees..................................... 12
                  3.17  Employee Benefit Plans........................ 12
                  3.18  Collective Bargaining Agreements.............. 13
                  3.19  Employee Claims and Disputes.................. 13

                  3.20  Workers' Compensation.......    .............. 13
                  3.21  Employee Agreements........................... 13
                  3.22  Restrictive Agreements........................ 14
                  3.23  Brokers and Finders........................... 14
                  3.24  No General Partner Status..................... 14
                  3.25  Survival of Representations and Warranties.... 14
                  3.26  Knowledge.................................. .. 14


         ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER............................... 14

                  4.1  Due Formation.................................. 14
                  4.2  Binding Obligations............................ 15
                  4.3  Brokers and Finders............................ 15
                  4.4  Regulation D................................... 15
                  4.5  Tax Matters.................................... 15
                  4.6  Survival of Representations and Warranties..... 15


         ARTICLE V

COVENANTS; LIMITATION OF LIABILITY.................................... 16

                  5.1  Tax Matters.................................... 16
                  5.2  Indemnification by Sellers..................... 16
                  5.3  Indemnification by Buyer..................... . 17
                  5.4  Enforcement of Indemnification Provisions...... 18
                  5.5  Limitation on Liability........................ 19

ARTICLE VI

ADDITIONAL AGREEMENTS................................................. 19

                  6.1  Non-Compete Agreements......................... 19
                  6.2  Contingent Payments............................ 22
                  6.3  Employment and Tenure of Rostenberg and Doern.. 25
                  6.4  Press Releases................................. 26
                  6.5  RDC Change of Name............................. 26
                  6.6  Cooperation Regarding Licensing...............  26
                  6.7  Insurance Proceeds............................. 26
                  6.8  RDC Employment Agreements...................... 27

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         ARTICLE VII

DOCUMENTS AT CLOSING; POST-CLOSING.................................... 27

                  7.1  Delivery of Documents by Buyer................. 27
                  7.2  Delivery of Documents by Sellers and the
                  Corporations........................................ 28
                  7.3  Oncor Stock.................................... 28
                  7.4  Further Assurances............................. 29

         ARTICLE VIII

MISCELLANEOUS......................................................... 29

                  8.1   Notices....................................... 29
                  8.2   Risk of Loss.................................. 31
                  8.3   Survival of Agreement......................... 31
                  8.4   Headings...................................... 31
                  8.5   Governing Law................................. 31
                  8.6   Assignment.................................... 31
                  8.7   No Third Party Beneficiaries.................. 31
                  8.8   Counterparts.................................. 32
                  8.9   Modification........................ ......... 32
                  8.10  Severability.................................. 32
                  8.11  Construction and Interpretation............... 32
                  8.12  Exhibits...................................... 32
                  8.13  Limited Purpose............................... 32

                 STOCK PURCHASE AND ASSET ACQUISITION AGREEMENT


               THIS STOCK PURCHASE AND ASSET ACQUISITION AGREEMENT ("Agreement") is made and entered into as of the 28th day of February, 1997 (the "Contract Date"), by and among INSIGNIA/EDWARD
S. GORDON CO., INC., a Delaware corporation and a wholly owned subsidiary of INSIGNIA COMMERCIAL GROUP, INC., a Delaware corporation (including its assigns permitted hereunder, "Buyer"), JOHN H. ROSTENBERG ("Rostenberg"), DAVID A. DOERN ("Doern") (Rostenberg and Doern are hereinafter referred to collectively, as "Sellers," and individually referred to either by name or in context as a "Seller"), ROSTENBERG-DOERN COMPANY, INC., a New York corporation ("RDC"), for the purpose of agreeing upon the sale of all of the issued and outstanding stock of ROSTENBERG-DOERN MANAGEMENT CORP., a New York corporation ("RDMC"), and substantially all of the assets of RDC all as set forth herein, and MICHAEL A. KLEIN ("Klein"), GERARD P. HALLOCK ("Hallock"), WILLIAM
V. CUDDY, JR. ("Cuddy") for the purposes set forth in Section 8.13 below. RDMC and RDC may hereinafter be referred to collectively as the "Corporations," and separately, in context, as a "Corporation."

                                R E C I T A L S :

         WHEREAS, Sellers own all of the issued and outstanding shares of capital stock in RDMC (the "Stock"); and,

         WHEREAS, RDC owns certain assets, more particularly described herein; and,

         WHEREAS, Sellers desire to sell, and Buyer desires to purchase, all of the Stock; and,

         WHEREAS, RDC desires to sell, and Buyer desires to purchase substantially all of the assets of RDC; and,

         WHEREAS, Buyer desires to enhance and maintain the performance of the Corporations through the employment of both Rostenberg and Doern following acquisition of the Stock by Buyer; and,

         WHEREAS, the employment of both Rostenberg and Doern by Buyer has served as a material inducement to the sale of the Stock;

         NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I

                          SALE OF THE STOCK AND ASSETS

         1.1 Sale of the Stock. Upon execution and delivery of this Agreement, and for the consideration specified in Section 1.3, Sellers shall sell, assign, convey, and deliver to Buyer free and clear of all liens, claims, and encumbrances, and Buyer shall purchase, acquire and accept, all of the Stock in accordance with the terms of this Agreement.

         1.2 Sale of Certain Assets. (a) Upon execution and delivery of this Agreement, and for the consideration specified in Section
1.3, RDC shall sell, assign, convey, and deliver to Buyer free and clear of all liens, claims and encumbrances other than those disclosed on Exhibit "1.2," and Buyer shall purchase, all of the right, title and interest of RDC in and to all of the assets, wherever located, tangible or intangible, real, personal or mixed, used in the operation of the business of RDC of providing commercial real estate management, construction, leasing, brokerage, landlord and tenant representation, consulting and other real estate related services (hereinafter, the "Assets"), including, without limitation, (i) those items of personal property set forth on Exhibit "3.12" attached hereto as being owned by RDC,
(ii) those Contracts (defined in Section 3.7) to which RDC is a party, and (iii) the Leases and Other Agreements (as defined in Section 3.8) to which RDC is a party; provided, however, that RDC shall not be required to sell, assign, convey, and deliver to Buyer, and Buyer shall not purchase, the following (hereinafter "Excluded Assets"):

                           (i)  The Receivables (as defined in Section 2.2),
all cash on hand and immediately available funds at the close of business on the Closing Date, including funds in bank accounts, money market funds, or other cash management accounts, except cash or funds held for third parties, and payments or deposits for future work or services to be rendered by Buyer or RDMC from and after Closing pursuant to the Contracts;

                      (ii) All rights and claims for refunds of taxes and other governmental charges for periods ending on the Closing Date;

                     (iii) All claims or rights against third parties relating to Work in Process (as defined in Section 2.3), Receivables or to liabilities or obligations which are not assumed by Buyer hereunder;

                      (iv) All rights and proceeds payable for claims under insurance policies pertaining to either, or both, of the Corporations, for claims made or events occurring, on or prior to the Closing Date;

                      (v)   Fees and revenues constituting Work in Process;

                      (vi) Leases and Other Agreements which are shown on Exhibit "3.8(a)," as being Excluded Assets;

                     (vii) Personal property shown on Exhibit "3.12(a)" as being Excluded Assets; and

                     (viii) Items shown on Exhibit "7.3," which items shall be subject to Section 7.3.

                  (b) Upon execution and delivery of this Agreement, and for the consideration specified in Section 1.3, RDC and Sellers shall sell, assign, convey and deliver to Buyer free and clear of all liens, claims and encumbrances, and Buyer shall purchase, the nonexclusive rights of RDC and Sellers to use the names
"Rostenberg," "Doern," and all names derivative therefrom or substantially similar thereto as a matter of law in connection with the operation of a business or venture in the States of New York, New Jersey and/or Connecticut providing commercial real estate management, construction, leasing, brokerage, landlord and tenant representation, consulting and/or other real estate related services (the "Tradenames"), or in connection with a use authorized by, sponsored by, endorsed by or affiliated with any such business or venture, including promotional uses not directly related to such business or venture but inuring to the benefit of the goodwill and good reputation of such business or venture, it being understood that Sellers reserve all rights to use the Tradenames for all other purposes (including, without limitation, the collection of Receivables and Work in Process and the performance of Sellers' obligations under this agreement), and all rights not conveyed to Buyer are hereby retained by Sellers. Notwithstanding the foregoing, each Seller shall retain the right to use his name to identify himself as an employee of a business in which he may be employed so long as none of the Tradenames are part of the name of such business.

         1.3 Purchase Price. The purchase price for the Stock and Assets ("Purchase Price") shall be up to Three Million Two Hundred Fifty Thousand and No/100 Dollars ($3,250,000.00), Two Million and No/100 Dollars ($2,000,000.00) of which shall be paid at Closing by federal wire transfer to account #0000319295 at Fleet Bank, N.A., Hartford, Connecticut, to be apportioned among, and distributed to, the Sellers and RDC as they may agree among themselves, and the remainder of which will be evidenced by the obligations of Buyer to make certain contingent payments of up to One Million Two Hundred Fifty Thousand and No/100 Dollars ($1,250,000.00) in accordance with and as described in Section 6.2 hereof.

         1.4 Allocation of Purchase Price. The Purchase Price shall be allocated to the acquisition of the Stock, the Tradename, and the Assets as set forth in Exhibit "1.4" attached hereto.

                                   ARTICLE II

                             CLOSING AND TRANSITION

         2.1 Closing. The closing of the transactions contemplated hereby (the "Closing") shall occur on or before February 28, 1997
(the "Closing Date"). The transaction contemplated by this Agreement shall be effective as of the Closing Date.

         2.2 Receivables and Liabilities. (a) Any receivables, reimbursements, refunds or revenues identified on Exhibit "2.2" hereto (collectively, "Receivables"), shall inure to the benefit of the Sellers and RDC, as the case may be, and Sellers, and RDC, as the case may be, shall bear the burden and responsibility for payment of all expense, obligation and claims relating to such Receivables. Notwithstanding the foregoing, (i) any of the Receivables which are leasing commissions shall cease to be Receivables and shall be the sole property of Buyer on the date on which the lease agreement giving rise to such leasing commission revenues is amended in any material manner, or by amendment which requires any material effort on the part of Buyer or RDMC, (ii) Sellers and RDC will in no case be entitled to receive any revenue arising out of any expansion, renewal, extension or option exercised under any lease, and (iii) those portions of a leasing commission which is payable only if a right of cancellation is not exercised by a party to the lease which gave rise to the leasing commission shall not constitute Receivables and shall be the sole property of Buyer. Notwithstanding anything seemingly to the contrary contained herein, Sellers will retain, or assume, responsibility for the payment of all outstanding accounts payable and other liabilities of either or both Corporations relating to the Excluded Assets or existing as of, accrued during, or otherwise attributable to the period ending on the Closing Date, including, without limitation, refund or return of Receivables or Work in Process paid by mistake or in excessive amounts, taxes, employee bonuses, accrued vacation pay, sick leave pay, severance obligations, and 401(k) or other employee benefit plan contributions; provided, however, that after the expiration of six
(6) months after the Closing Date, Buyer shall become liable for all severance obligations with respect to any Prospective Employees (as hereinafter defined) that become employees of Buyer, but only to the extent such obligations are disclosed on Exhibit "3.21" attached hereto.

                  (b) Subject to Subsection 2.2(a), reimbursements, receivables, refunds or revenue earned or accrued by RDMC after the Closing Date shall inure to the benefit of the Buyer. Buyer will assume responsibility for the payment of all accounts payable and other liabilities of RDMC and liabilities relating to the Assets and Tradenames arising from Buyer's use of the Assets and Tradenames, and operation of RDMC's business and/or the performance by RDMC or Buyer under the Contracts and the Leases and Other Agreements which accrue on, or are otherwise attributable to, the period beginning on the day following the Closing Date. Items of expense paid on or prior to the Closing Date shall not be prorated.

                  (c) Receivables and other Excluded Assets collected on or after the Closing Date shall be accounted for by Buyer, Sellers and RDC to each other. Buyer, Sellers and RDC shall cooperate reasonably with each other in the collection of the Receivables. Receivables and other Excluded Assets shall be collected by Sellers and RDC, as appropriate, but Buyer, Sellers and RDC acknowledge that some Receivables and/or other Excluded Assets may be received, following Closing, by Buyer. In the event that Buyer receives or collects any of such items, then they shall be held by Buyer in trust for the benefit of Sellers, and shall be promptly delivered to Sellers with all accompanying documentation. Buyer shall promptly forward to Sellers bills, statements, or invoices received by Buyer for which Sellers and RDC, as appropriate, have responsibility for payment pursuant to Section 2.2(a).

                  (d) At or prior to Closing, Sellers shall cause RDMC to assign to Sellers, or to RDC, subject to the terms of this Section
2.2, any of the Receivables which are the property of RDMC, together with all cash on hand and immediately available funds at the close of business on the Closing Date, including funds in bank accounts, money market funds, or other cash management accounts, except cash or funds held for third parties, and payments or deposits for future work or services to be rendered by Buyer or RDMC from and after Closing pursuant to the Contracts.

         2.3 Work in Process. (a) Exhibit "2.3" attached hereto lists all sales transactions and the one leasing transaction which may result in Work in Process (as hereinafter defined).
Transactions not listed on Exhibit "2.3" shall not constitute Work in Process. "Work in Process" shall mean:

                   (i) One-half (1/2) of the fees, commissions, and revenues paid as a result of the sales transactions listed on Exhibit "2.3" (net of third party expenses and/or collection costs and amounts payable to in-house brokers), but only with respect to such sales transactions that are subject to a written contract signed on or before the Closing Date and which close prior to the first anniversary of the Closing Date according to the terms of such contract without material amendment, with title to the property to be sold thereunder having passed and commissions paid within such time period; and

                      (ii) The Appropriate Percentage (as hereinafter defined) of fees, commissions, and revenues which are generated by and result from the "Nine West" lease transaction listed on Exhibit "2.3" (net of third party expenses and/or collection costs and amounts payable to in-house brokers). The "Appropriate Percentage" shall mean, if the "Nine West" lease transaction is signed by all parties, with no contingencies:

                           (A)     on or before thirty (30) days following
the Closing Date, one hundred percent (100%);

                           (B)     after thirty (30) days following the
Closing Date, but on or before sixty (60) days following the Closing Date, eighty percent (80%);

                           (C)     after sixty (60) days following the
Closing Date, but on or before ninety (90) days following the Closing Date, sixty percent (60%);

                           (D)     after ninety (90) days following the
Closing Date, but on or before one hundred twenty (120) days following the Closing Date, forty percent (40%);

                            (E)     anytime after one hundred twenty (120)
days following the Closing Date, zero percent (0%).

The Appropriate Percentage of fees, commissions, and revenues generated by the "Nine West" lease transaction shall be adjusted according to Subsections 2.3(a)(ii)(A) through (E) above on and as of any date on which the agreement giving rise to such fees, commissions, and revenues is amended in any material manner or by amendment which requires any material effort on the part of Buyer or RDMC. Sellers and RDC will in no case be entitled to receive any revenue arising out of any expansion, renewal, extension or option exercised under the "Nine West" lease.

                  (b) The collection of and accounting for Work in Process shall be governed by the terms of Section 2.2(c) hereof.

         2.4 Prospective Employees. (a) Exhibit "2.4" attached hereto is a schedule identifying those employees of either Corporation to whom Buyer intends to offer employment with Buyer, or an affiliate of Buyer (individually, a "Prospective Employee"). The inclusion of one or more of such employees on any Prospective Employee list prepared and delivered prior to the Closing Date shall not constitute an offer of employment to, or evidence of an intent to hire, any of such employees by Buyer or an affiliate of Buyer, and no rights, or claims of rights, shall inure to any of such employees by reason of their inclusion into such list.

                  (b) Subject to the provisions of this Section 2.4(b), Prospective Employees who become employees of Buyer or its affiliated employers will become eligible to participate in employee benefit plans sponsored by affiliated employers of Buyer subject to the terms of each benefit plan.

                           (i)  Buyer and its affiliated employers will provide
past service credits for purposes of meeting eligibility requirements and, for each specific preexisting condition that is currently covered under the group insurance plans of either
Corporation, will waive preexisting condition limitations under the group medical plan sponsored by Buyer or its affiliated employers that covers the Prospective Employees who become employees of Buyer or its affiliated employers.

                      (ii) Any Prospective Employee who (1) is a participant in the Rostenberg-Doern Company, Inc. 401(k) Savings Plan ("RDC 401(k) Plan"), and (2) becomes employed by Buyer or an affiliated employer, shall be granted past service credit based upon his or her employment with Corporations for purposes of eligibility and participation in the 401(k) plan sponsored by Buyer or its affiliated employers ("Buyer's 401(k) Plan"). Past service credits shall not be granted for purposes of vesting under the Buyer's 401(k) Plan.

                     (iii) Any Prospective Employee who is hired by Buyer or an affiliated employer and who is a broker or otherwise compensated on a commissioned basis shall not be eligible for matching contributions under Buyer's 401(k) Plan based upon deferrals from compensation earned as commission income.

                      (iv) Prior to Closing, the Corporations shall terminate the RDC 401(k) Plan and will pay all costs and expenses associated therewith. Corporations will cause the RDC 401(k) Plan to distribute account balances of participants in accordance with
Section 401(a)(31) of the Internal Revenue Code.  Buyer's 401(k)
Plan will accept eligible rollover distributions from participants in the RDC 401(k) Plan who (1) become employees of Buyer or its affiliated employers, and (2) elect to transfer such eligible rollover distribution to Buyer's 401(k) Plan.

                           (v) At Closing, Sellers shall deliver to Buyer cash
in the aggregate amount of accrued vacation benefits of all Prospective Employees who are hired by Buyer or an affiliated employer at, or effective as of, Closing, and shall provide to Buyer, contemporaneously therewith, a schedule which supports the calculation of the amount so delivered. Buyer shall honor the accrued vacation benefits of Prospective Employees who are hired by Buyer or an affiliated employer to the extent of the benefits shown by the documentation delivered, and the payment made, pursuant to this Subsection 2.4(v).

         2.5 Closing Costs. Sellers and Buyer shall each pay all of the costs incurred by them, respectively, in connection with this Agreement and the Closing of the transactions contemplated herein. Transfer, sales and use taxes attributable to the sale of the Stock, the Assets, and the Tradename shall be paid by Sellers.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                               OF SELLERS AND RDC

         As an inducement to Buyer to enter into this Agreement, and to complete the transactions contemplated hereby, the Sellers and RDC represent and warrant to Buyer, as of the Closing Date, as follows:

         3.1 Organization and Standing. Each Corporation is duly organized, validly existing and in good standing under the laws of the State of New York, and is qualified to do business in, and is in good standing under the laws of, each state in which it is required to qualify in order to do business. Each Corporation has all requisite corporate power and authority to own, operate, and lease its properties and to carry on its businesses in the manner now being conducted.

         3.2 Title to Stock and Assets. (a) Sellers have good, absolute, and marketable title to the Stock free and clear of all "adverse claims" (as defined in Section 8-302 of the Uniform Commercial Code as currently in effect in the State of New York), and all covenants and restrictions (except for applicable securities laws restrictions) of every kind, and except for applicable securities laws restrictions has the complete and unrestricted right and authority to sell and assign the Stock to Buyer in accordance with the terms of this Agreement. The Stock constitutes one hundred (100%) percent of the securities issued by RDMC and outstanding. All of the Stock has been validly issued, fully paid, and is nonassessable. In reliance upon Buyer's representations and warranties set forth in Section 4.4, Sellers represent that the sale of the Stock to Buyer is exempt from registration under applicable securities laws. Except as contemplated by this Agreement and as may be set forth on Exhibit "3.2(a)," there are no outstanding subscriptions, options, or rights on the part of any party to acquire any of the Stock.
Except as set forth on Exhibit "3.2(a)", the sale of the Stock will not violate the terms of any contract (excluding Contracts) to which either Sellers or RDMC are subject, and assuming the accuracy of Buyer's representation in Section 4.4 below, will not violate the terms of any applicable law or regulation. Sellers will transfer the Stock to Buyer free and clear of any "adverse claims."

                  (b) Except as otherwise set forth on Exhibit "3.2(b)" attached hereto, RDC owns the Assets free and clear of all liens, encumbrances, and claims, and RDC will transfer to Buyer all right, title and interest in and to the Assets free and clear of any liens, encumbrances, claims, or restrictions (other than restrictions specifically contained within the Contracts or in the Leases and Other Agreements to be assigned and in software licensing agreements) including, without limitation, claims or restrictions pertaining to applicable bulk sales, or bulk transfer, laws.

         3.3 Authority. This Agreement has been duly executed and delivered to Buyer by each Seller and RDC and constitutes the legal, valid, and binding obligation of each, enforceable against each Seller and RDC in accordance with its terms. Except as otherwise set out in Exhibit "3.7(a)" attached hereto, (i) the consummation of the transactions contemplated in this Agreement will not cause or result in a breach under any of the Contracts (defined in Section 3.7), (ii) any and all consents required for the execution and performance of this Agreement by each Seller and the Corporations have been obtained; and (iii) no filing with, and no permit, authorization, consent or approval of any third party is necessary for the consummation of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by Sellers and RDC, nor consummation by them of the transactions contemplated herein, nor compliance by them with any of the provisions hereof will (x) conflict with or result in any breach of any provision of the organizational documents of RDC; (y) except as otherwise set out in Exhibit "3.7(a)" attached hereto, result in a violation or breach of, or constitute a default under, any of the terms, conditions or provisions of any contract, agreement or other instrument or obligation to which any Seller or RDC is a party or by which any of them is bound; or (z) violate any order, writ, injunction, decree, statute, rule or regulation applicable to either Seller or to RDC.

         3.4 Financial Statements. Attached to this Agreement as collective Exhibit "3.4," are copies of balance sheets and unaudited profit and loss statements for RDC as of December 31, 1995, 1994, and 1993 and for RDMC as of December 31, 1996 and 1995 (the "Corporation Financial Statements"). Except as set forth in collective Exhibit "3.4,", the Corporation Financial Statements have been prepared from and are in accordance with the books and records of each Corporation, present fairly the financial position, results of operations and changes in financial position of each Corporation as of the dates and for the periods indicated, in each case in accordance with accounting principles consistently applied.

         3.5 Current Financial Statements. Attached to this Agreement as collective Exhibit "3.5" are copies of the balance sheets and profit and loss statements of the respective Corporations dated

November 30, 1996 (the "Current Statements").  The Current
Statements have been prepared in accordance with accounting principles consistently applied through the periods indicated. The Current Statements present fairly the financial condition, assets, liabilities, and results of operations of the Corporations as of the their respective dates and for the periods then ended.

         3.6 Absence of Certain Changes. Except as disclosed herein, since the date of the Current Statements there has not been any change in, or effect upon, the business of either Corporation that is, or would be, materially adverse to the business, financial condition, or property of either Corporation.

         3.7 Contracts. Attached to this Agreement as collective Exhibit "3.7" are copies of the documents which evidence all contractual obligations of the Corporations as of the Contract Date which call for the performance of work or service by either RDC or RDMC, the performance of which has not been completed, and all other agreements or understandings pursuant to which either Corporation expects to receive revenue (other than Receivables which are not leasing commissions) following the Closing Date or, in the case or oral agreements, descriptions thereof (collectively, the "Contracts"). The work or services to be performed under the Contracts generally consists of management, leasing, construction, brokerage, landlord or tenant representation, consulting or supervisory or other real estate related services to be rendered in connection with certain commercial and/or industrial real estate projects (collectively, the "Properties" and individually, a "Property"). The copies of the documents comprising collective Exhibit "3.7" are true, correct, and complete in all respects, and no Contract has been amended or modified except as shown on said Exhibit. No Corporation has received any notice of default by any party under any of the Contracts. Neither Corporation is in default under any of the Contracts. Except as otherwise shown on Exhibit "3.7(a)" neither the Sellers nor either of the Corporations has received any indication that any party to any of the Contracts intends to modify, cancel, or terminate any of the Contracts in a manner adverse to Sellers, RDC, or RDMC. RDMC has on hand equipment, supplies and sufficient personnel to perform fully, all of its obligations required to be performed as of the Closing Date under each of the Contracts to which RDMC is a party.

         3.8 Leases and Other Agreements. Attached to this Agreement as collective Exhibit "3.8" and Exhibit "3.8(a)" are copies of the documents which evidence all lease contracts, purchase contracts, utility contracts, and all other contracts and agreements of any nature or kind (other than the Contracts described above and any contracts entered into by RDMC in its capacity as agent or manager for a third party pursuant to any of the Contracts) or, in the case of oral agreements, descriptions thereof, which require payments to be made by either Corporation after Closing and to which either

Corporation is a party, or by which either Corporation is bound (collectively, the "Leases and Other Agreements"). The copies of the documents comprising collective Exhibit "3.8" are true, correct, and complete in all material respects, and no Lease or Other Agreement has been amended or modified except as shown in said Exhibit. Exhibit "3.8(a)" are Excluded Assets not to be transferred to Buyer.

         3.9 Bonds, Insurance, and Letters of Credit. Unless otherwise shown on Exhibit "3.9," all insurance contracts which cover either Corporation are fully paid to the Contract Date and in full force and effect. Each of these insurance contracts shall be cancelled insofar as they cover RDMC (but not as to other insured parties) on the Closing Date, and refunds of unearned premiums with regard thereto shall become Receivables. There are no bonds (including, without limitation, construction, fidelity, performance, and surety bonds) which cover either Corporation which will not be canceled by the Closing.

         3.10 Liabilities. Exhibit "3.10," attached hereto is, to the best knowledge of Sellers, a listing of each Corporation's material liabilities or obligations of any nature, whether absolute, accrued, contingent, or otherwise.

         3.11  Real Estate.  RDMC owns no real property, in fee.

         3.12 Personal Property. Except as otherwise shown on Exhibit "3.12" attached hereto, each Corporation has good and marketable title to, or rights as lessee under lease or rental agreements to
(i) all equipment, computer hardware, supplies, motor vehicles, furniture, fixtures, and equipment, furnishings, architectural plans, designs and drawings, advertising and/or promotional materials and other tangible assets owned or used in connection with the operation of the Corporations as of the date hereof
("Tangible Personal Property") and (ii) all contract rights, trade marks, service marks, logos, and intangible property used or held in connection with the operation of the Corporations as of the date hereof, including, without limitation, computer software, contract rights, and other intangible personal property owned or used in connection with the operation of the Corporations (collectively, the "Intangible Personal Property"). No warranties are made as to the ownership or enforceability or non-infringement of the Tradenames. Notwithstanding the foregoing, the Corporations have only non-exclusive rights to the use of computer software owned by the Corporations. The Tangible Personal Property and the
Intangible Personal Property include, without limitation, all property set forth on Exhibit "3.12" attached hereto. Exhibit "3.12(a)" are Excluded Assets not to be transferred to Buyer.

         3.13 Compliance. To the best knowledge of each Seller, each Corporation has complied in all material respects with all laws, regulations, and orders applicable to its operations. Except as shown on Exhibit "3.13" attached hereto, there are no pending (or to each Seller's best knowledge, threatened) actions, suits, proceedings, investigations, or prosecutions against either Corporation. Without limiting the foregoing, no notices have been received by any Seller or by either Corporation from any public or private entities regarding the violation of any environmental laws or regulations or the existence or release of any restricted materials, substances, or waste upon or from any of the Properties. Neither Sellers nor either Corporation has received any environmental assessment or other notice that any potential violations of existing environmental laws might exist on or near any of the Properties, or are otherwise aware of any environmental violations pertaining to the Properties which might give rise to claims of third parties against either Corporation.

         3.14  Computer Software.  [Intentionally Omitted]

         3.15 Tax Matters. All federal, state, local, and foreign tax returns required to be filed by or on behalf of each Corporation have been timely filed, and all taxes shown on such returns have been paid. To the best knowledge of each Seller, there is no audit, examination, deficiency, refund litigation, or matter in controversy with respect to any taxes that might result in a determination adverse to either Corporation except as adequately reserved for on the Current Statements. Sellers shall pay all taxes arising from the sale of the Stock and/or Assets. Buyer shall cooperate, reasonably, with Sellers and permit them access to documents and records in Buyer's possession or control which are necessary for the preparation and filing of such tax returns.
Nothing herein shall be construed to prohibit Sellers from contesting any assessments of taxes, interest, additions or penalties, provided such contest is timely prosecuted and diligently pursued, without interruption, to its conclusion, and provided further that adequate reserve is made for the payment of such taxes, interest, additions or penalties (and any additional amounts which may become due during the period of the pendency of such contest).

         3.16 Employees. To Sellers' knowledge, none of the present officers of RDMC has terminated or threatened to terminate his or her respective relationship with RDMC, either as a result of the transactions contemplated by this Agreement, or otherwise.

         3.17 Employee Benefit Plans. No employee benefit plan of any kind is sponsored by the Corporations except as set forth on Exhibit "3.17" attached hereto. The Corporations or Sellers have not incurred any material liability or taken any action which would result in material liability with respect to any pension, profit sharing or other qualified retirement plan sponsored by Corporations. No reportable event or prohibited transaction has occurred with respect to any such plan under the Employee
Retirement Income Security Act of 1974, as amended, excluding transactions effected pursuant to a statutory or administrative exemption. The Corporations shall terminate the RDC 401(k) Plan prior to the Closing Date. The Corporations have undertaken or will undertake all required action with regard to the Prospective Employees' right to continued or converted coverage under any welfare benefit plan sponsored by the Corporations.

         3.18 Collective Bargaining Agreements. Except as set forth on Exhibit "3.18" attached hereto, RDMC is not a party to any collective bargaining agreement or any other similar type of agreement which determines the terms and conditions of employment of any employees (including, without limitation, Sellers) of RDMC.
To the best knowledge of each Seller, there is no actual, threatened, or pending labor dispute, organizational effort, certification of similar proceeding, strike, or organizational work stoppage involving RDMC. No notice of a proposed union certification or recognition election with respect to RDMC has been given to, or received by, Sellers or RDMC.

         3.19 Employee Claims and Disputes. RDMC has received no notice or claim from or by any governmental, or quasi-governmental, authority, nor, to Sellers' knowledge, has there been any claim asserted before any governmental, or quasi-governmental, authority, against RDMC under any law, any employment agreement, or otherwise, on account of or for (i) overtime pay, (ii) wages or salary, (iii) vacation, time off, or pay in lieu of vacation or time off, (iv) severance pay, or (v) any violation of any law relating to minimum wages, maximum hours of work, discrimination in employment or employment practice, occupational safety or health standards, or other labor conditions, regulations or laws.

         3.20 Workers' Compensation. RDMC is either a self-insurer or is adequately insured as required by law, under the workers' compensation or similar laws of all jurisdictions which apply to any officers or employees of RDMC.

         3.21 Employee Agreements. Except as set forth on Exhibit "3.21" attached hereto, there are no contracts or agreements, whether written or oral, existing between RDMC and any of its employees, officers, and directors. Except as set forth on Exhibit "3.21," there are no written or oral representations or promises made by, or on behalf of, RDMC to any present or former director, officer, employee, or other agent of RDMC concerning his or her terms, conditions, or benefits of employment, including, without limitation, the tenure of any such employment or the conditions under which such employment may be terminated by RDMC which will be binding upon, or enforceable against, RDMC on or after the Closing Date.

         3.22 Restrictive Agreements. There are no contracts, agreements, or other arrangements, whether written or oral (including, without limitation, non-compete agreements), by which either of the Corporations, or any of the employees of either Corporation are bound which, following Closing, will restrict the ability of Buyer and/or RDMC to continue the business of providing commercial real estate management, construction, leasing, brokerage, landlord and tenant representation, consulting and other real estate related services.

         3.23  Brokers and Finders.  Neither Sellers nor the
Corporations have employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, finder's fees, or like compensation in connection with this Agreement or the transactions contemplated hereby.

         3.24 No General Partner Status. RDMC neither presently serves, nor has served, as either a general partner of a limited partnership, as a general partner of a general partnership, or as a member of a limited liability company.

         3.25 Survival of Representations and Warranties. The representations and warranties contained in Sections 3.2, 3.21 and
3.22 hereof shall survive the consummation of the transactions contemplated herein, forever. All other representations and warranties contained in this Article III shall survive the consummation of the transactions contemplated herein until July 31, 1999, after which date no claim may be made for breach of such representations and warranties.

         3.26 Knowledge. With respect to the representations and warranties contained in this Article III, the knowledge of each of Klein, Hallock, and Cuddy shall be imputed to Sellers.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         As an inducement to the Sellers and to the Corporations to enter into this Agreement, and to complete the transactions contemplated hereby, Buyer represents and warrants as follows:

         4.1 Due Formation. Buyer is a corporation duly formed, validly existing, and in good standing under the laws of the State of Delaware, with all requisite power and authority, corporate and otherwise, to carry on its business as it is being presently conducted. Buyer is duly qualified to do business in and is in good standing as a foreign corporation doing business in the States of Connecticut and New York.

         4.2 Binding Obligations. The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. No filing with, and no permit, authorization, consent or approval of any third party is necessary for the consummation of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated herein nor compliance by Buyer with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of Buyer; (ii) result in a violation or breach of, or constitute a default under, any of the terms, conditions or provisions of any contract, agreement or other instrument or obligation to which Buyer is a party or which Buyer is bound; or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer.

         4.3 Brokers and Finders. Buyer has not employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, or like compensation in connection with the Agreement or the transactions contemplated hereby.

         4.4 Regulation D. Buyer will acquire the Stock solely for its own account as an investment, and not with a view to the distribution thereof, and has no present or contemplated agreement or commitment providing for or which is likely to compel the disposition of the Stock. Buyer is an accredited investor, as defined in rules applicable to Regulation D promulgated by the United States Securities and Exchange Commission. Buyer acknowledges and understands that the shares of Stock have not been registered pursuant to either applicable state or federal securities laws, but were issued in reliance upon private placement exemptions contained therein. Buyer has had the opportunity to review such documents and ask such questions of the Sellers as Buyer has deemed pertinent to its decision to invest in the Stock.

         4.5 Tax Matters. Buyer will cause RDMC to file its tax returns and pay any state and/or federal taxes due with respect to the period commencing the day following the Closing Date.

         4.6 Survival of Representations and Warranties. The representations and warranties of the Buyer contained in this
Article IV shall survive the consummation of the transactions contemplated herein until July 31, 1999, after which no claim may be made for breach of such representations and warranties.

                                    ARTICLE V

                       COVENANTS; LIMITATION OF LIABILITY

         5.1 Tax Matters. Sellers shall cause the Corporations to file their respective tax returns and pay any state and/or federal taxes due with respect to the period ending on the Closing Date. Sellers shall pay all taxes arising from the sale of the Stock and/or Assets. Buyer shall cooperate, reasonably, with Sellers and permit them access to documents and records in Buyer's possession or control which are necessary for the preparation and filing of such tax returns. Sellers shall indemnify Buyer and reimburse Buyer upon demand for any such taxes, interest, additions or penalties which accrue, or are related to periods prior to, and including, the Closing Date, or which arise from or are related to the sale of the Stock and/or the Assets, and not paid by Sellers when due. Buyer shall indemnify Sellers and reimburse Sellers upon demand for any such taxes, interest, additions or penalties which accrue, or are related to periods following the Closing Date, and not paid by Buyer when due. Nothing herein shall be construed to prohibit Sellers from contesting any assessments of taxes, interest, additions or penalties, provided such contest is timely prosecuted and diligently pursued, without interruption, to its conclusion, and provided further that adequate reserve is made for the payment of such taxes, interest, additions or penalties (and any additional amounts which may become due during the period of the pendency of such contest).

         5.2 Indemnification by Sellers. (a) Sellers and RDC hereby agree, jointly and severally, to indemnify and hold harmless Buyer and its affiliates from and against any and all loss, cost, damages, claims and expenses (including reasonable attorneys' fees and court costs) ("Damages") which it may sustain by reason of (i) the inaccuracy of any of the warranties or representations of Sellers or the Corporations contained in this Agreement, or in any agreement or document delivered pursuant to Sections 7.2(a) and 7.2(b) hereof, and (ii) failure to comply with any of the covenants or agreements of Sellers or the Corporations contained in this Agreement, or in any agreement or document delivered pursuant to
Section 7.2(a) and 7.2(b) hereof; provided, however, that notwithstanding anything contained herein to the contrary, in no event shall Rostenberg or RDC be obligated to indemnify Buyer or any affiliate hereunder with respect to a breach of Section 6.1 hereof by Doern, and in no event shall Doern or RDC be obligated to indemnify Buyer or any affiliate hereunder with respect to a breach of Section 6.1 hereof by Rostenberg.

                  (b) Sellers agree to indemnify and hold Buyer and RDMC harmless against any labor or employment liabilities, actions, or charges arising on or before the Closing Date, including, but not limited to, pending or threatened unfair labor practice charges, grievances, arbitrations, civil actions related to labor or employment issues in state or federal court, claims for employee benefits (except as otherwise provided in Section 2.2(a)), and discrimination charges.

                  (c) Sellers agree to indemnify and hold Buyer and RDMC harmless against any violations by either Corporation of any copyright laws, user agreements, or other similar laws or agreements which pertain to any software or computer program formerly or currently used by either Corporation in connection with its business operations.

                  (d) The provisions of this Section 5.2 may be enforced, without limitation, by way of setoff against sums payable under
Section 6.2 hereof.

                  (e) Notwithstanding anything contained herein to the contrary, (i) Sellers' obligations of indemnity pursuant to this
Section 5.2 may not be enforced by Buyer and its affiliates until the aggregate Damages exceed Twenty Thousand and No/100 Dollars ($20,000.00), after which the obligations of Sellers and RDC shall be retroactive to the first dollar of Damages; (ii) the maximum aggregate obligation of Sellers and RDC pursuant to this Section
5.2 shall be equal to the Purchase Price as finally determined; provided, however, that this limitation shall not apply to, or include, (x) liabilities assumed or retained by Sellers pursuant to
Section 2.2(a) above of which any Seller or RDC had knowledge as of the Closing Date, or which relate to, or are attributable to, either the Receivables or Work in Process, or (y) Damages resulting from fraud on the part of either, or both, of Sellers; and (iii) there shall be no limitation on the duration of the obligations of Sellers and RDC under this Section 5.2 other than the limitation on the survival of certain representations and warranties provided in
Section 3.25. Clause (i) above shall not apply to Damages which arise from alleged improper or unauthorized use by Sellers, RDC or RDMC, prior to Closing, of Microsoft Office.

                  (f) Prior to making any claim for indemnification hereunder, Buyer will apply insurance proceeds collected as set forth in Section 6.7 hereof.

         5.3 Indemnification by Buyer. Buyer agrees to protect, defend, indemnify and hold harmless Sellers, Klein, Hallock, Cuddy, and RDC against and in respect of any and all loss, damage, obligation, liability, claim, action or cause of action, encumbrance, cost or expense (including, without limitation, reasonable attorneys' fees and court costs) caused by (i) any untruth, inaccuracy, breach or nonfulfillment or failure of any representation, warranty, covenant or agreement of Buyer contained in this Agreement or in any agreement or document delivered pursuant to Section(s) 7.1 hereof; or (ii) the performance and operation of the obligations of RDMC under the Contracts and the Leases and Other Agreements after the Closing Date whether they be performed by Buyer or RDMC, it being understood that Buyer's obligation to protect, defend, indemnify and hold harmless under this subsection (ii) shall include, without limitation, the obligation to do so in connection with the performance of the Lease Agreement by and between RDMC and Sanwa Leasing Corporation, dated March 9, 1995 (which Lease Agreement is a Contract). Buyer's obligations under this Section 5.3 shall include, without limitation, the obligation to indemnify, protect and defend Sellers, Klein, Hallock, Cuddy and RDC with respect to losses, damages, obligations, liabilities, claims, actions, causes of action, encumbrances, costs or expenses (including, without limitation, reasonable attorneys' fees and court costs) in connection with any allegation by any Plaintiff (as hereinafter defined) that a Contract or Lease and Other Agreement was violated by RDC, RDMC, Sellers, Klein, Hallock or Cuddy by reason of the failure of such parties to obtain the consent or approval of Plaintiffs prior to the assignment of the Contract or Lease and Other Agreement to Buyer or prior to the transfer of the Stock to Buyer (a "Consent Allegation"), provided that the Consent Allegation is joined with an allegation by such Plaintiff against such indemnified party(ies) with respect to the performance or nonperformance or other breach by Buyer, RDMC or their affiliates of such Contract or Lease and Other Agreement that occurred after the Closing (a "Breach Allegation") and results in a final, non-appealable judgment entered against RDMC and/or Buyer. Buyer shall not have an obligation to indemnify, protect or defend such parties as aforesaid in connection with any Consent Allegation unless the Consent Allegation is joined with a Breach Allegation. Notwithstanding the foregoing, the obligation of Buyer to protect, defend, indemnify and hold harmless, in any case under clause (ii) of this Section 5.3 in which the actions, or inactions, of Sellers give rise to the claim for indemnity, Sellers shall be limited to the extent that the certificate of incorporation and by-laws of RDMC and/or applicable state law, as they existed on December 15, 1996, limit RDMC's obligation to indemnify Sellers.

         5.4 Enforcement of Indemnification Provisions. (a) If any party hereto believes itself to be entitled to receive indemnification from any other party hereto pursuant to Sections
5.2 and 5.3 hereof, then the party claiming the right of indemnification (the "Indemnified Party") shall notify the party, or parties, from whom indemnification is sought (the "Indemnifying Party" or "Indemnifying Parties"), in writing, of the matter as to which the Indemnified Party seeks indemnification; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless, and then solely to the extent, the Indemnifying Party is prejudiced thereby.

                  (b) If the matter for which indemnification is sought is a claim made against the Indemnified Party by a third party (a
"Third Party Claim"), then the Indemnifying Party shall have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as the Indemnifying Party notifies the Indemnified Party in writing within thirty (30) days after receipt by the Indemnifying Party of notice from the Indemnified Party of the Third Party Claim that the Indemnifying Party will assume the defense of the Third Party Claim. The Indemnifying Party shall conduct the defense of the Third Party Claim actively and diligently with a law firm selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party. In the case of a claim for injunctive or other equitable relief, the Indemnified
Party shall have the right to defend that claim with one law firm of its choice, at the expense of the Indemnifying Party.

                  (c) The Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, not to be withheld unreasonably, and the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party, not to be withheld unreasonably.

         5.5 Limitation on Liability. IN NO EVENT WILL ANY PARTY HERETO OR ANY DIRECT OR INDIRECT PARTNER, SHAREHOLDER, OWNER, OR AFFILIATE THEREOF, ANY OFFICER, DIRECTOR, EMPLOYEE OR AGENT OF ANY OF THE FOREGOING OR ANY AFFILIATE OR CONTROLLING PERSON THEREOF BE LIABLE TO ANY OTHER PARTY OR ANY PARTY ENTITLED TO BE INDEMNIFIED HEREUNDER IN CONTRACT, TORT OR OTHERWISE WITH RESPECT TO ANY CONSEQUENTIAL DAMAGES ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY AGREEMENT EXECUTED AND DELIVERED PURSUANT TO SECTIONS 7.1 AND
7.2 HEREOF.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

         6.1 Non-Compete Agreements. (a) As a material inducement to the execution of this Agreement by Buyer, each Seller severally agrees that in New York, New Jersey and Connecticut:

              (i) For a period of five (5) years from the Closing Date he shall be precluded from, and shall refrain from, directly or indirectly soliciting third party property management, leasing, construction, consulting, or brokerage services business from the clients of either Seller or the Corporations existing as of the Closing Date or from any other party to which either the Sellers or either Corporation provided such services at any time during the twelve (12) month period prior to the Closing Date;

                      (ii) For a period of five (5) years from the Closing Date, he shall be precluded from, and shall refrain from, directly or indirectly seeking to acquire entities, enterprises, or companies, or the assets of any of them, consisting of service contracts of companies primarily engaged in third party fee real estate management or brokerage business other than in providing such services in connection with property owned by Sellers or in which Sellers have a controlling ownership interest;

                     (iii) For a period of five (5) years from the Closing Date he shall refrain from directly or indirectly employing or offering or soliciting the employment (or prospective employment) of any person, or persons employed by either Corporation as of the Closing Date, or any person employed by either Corporation, or by the Sellers, at any time within twelve (12) months following the Closing Date; and

                      (iv) He shall not, at any time, interfere with the business of RDMC and/or the Buyer in the performance of the Contracts, seek to influence the owner of any Property (or their respective representatives, managers, or agents) in a manner which could be detrimental to the continued business relationship between RDMC and/or Buyer and such owner under any of the Contracts, and any renewals or extensions thereof, or from soliciting for the benefit of any party other than RDMC or Buyer the business represented by the Contracts.

                  (b) Each of Klein, Hallock and Cuddy severally agrees that in Westchester, Rockland, Orange, Putnam and Duchess Counties of the State of New York, and in Fairfield and New Haven Counties in the State of Connecticut;

                           (i)  for a period of two (2) years from the Closing
Date (except as set forth below) he shall be precluded from, and shall refrain from, directly or indirectly soliciting third party property management, leasing, construction, consulting or other brokerage services business from the clients of either the Sellers, the Corporations existing as of the Closing Date or from any other party to which either the Sellers or either Corporation provided such services at any time during the twelve (12) month period prior to the Closing Date; provided; however, that (except as set forth below) this Subsection (i) shall not apply to Klein, Cuddy or Hallock, as applicable, if he is terminated by Buyer or an affiliate of Buyer (the "Employer") for any reason other than (A) willful misconduct in the performance of his obligations as an employee of the Employer, (B) being charged by the applicable district attorney with a crime involving fraud, dishonesty or moral turpitude, (C) gross negligence in the performance of his duties as an employee of the Employer after at least thirty (30) days prior notice thereof with an opportunity to cure, (D) a material failure to perform the duties of his employment with the Employer which duties have been explained to him by an officer of the Employer at the level of senior vice president or higher after at least ten
(10) days notice of such failure with the opportunity to cure or
(E) material breach of the provisions of either this subsection (i) or subsection (ii) of this Section 6.1(b) (the conditions described in (A) through (E) shall be referred to as "Cause"); and

                      (ii) for a period of five (5) years from the Closing Date, he shall refrain from directly or indirectly employing or offering or soliciting the employment (or prospective employment) or any person, or persons employed by either Corporation or by Buyer or an affiliate of Buyer at any time within twelve (12) months following the Closing Date.

If the employment of Cuddy or Hallock is terminated by the Employer for Cause, then the restrictions set forth in Subsection 6.1(b)(i) shall apply to such terminated employee only for a period of ninety
(90) days from the date of his termination, and the restrictions set forth in Subsection 6.1(b)(ii) shall apply to such terminated employee only for a period of six (6) months from the date of his termination, provided, however, that in no case shall the restrictions of Subsections 6.1(b)(i) and 6.1(b)(ii) extend beyond the time periods stated therein.

                  (c) Notwithstanding the foregoing, nothing contained in this Section 6.1 shall restrict Sellers, Klein, Cuddy and/or
Hallock from performing activities on behalf of, or for the benefit of, Insignia Financial Group, Inc., and/or its affiliates, pursuant to a written agreement, or from owning up to four and 90/100 percent (4.90%) of the capital stock of a public company, or from entering into and performing that certain Share Sale and Consulting Agreement dated as of February 28, 1997, among RDC, Sellers, Klein, Hallock and Cuddy.

                  (d) Sellers, Klein, Hallock and Cuddy each agree that the foregoing non-competition covenants are fair and reasonable in both type and duration, and that such covenants are reasonably necessary for the protection of Buyer (and its affiliates), and the business to be conducted following acquisition of the stock.
Should any provision of this Section 6.1 be held to be unenforceable, the remaining provisions of this Section 6.1 shall remain enforceable, and the unenforceable provision shall be given the broadest application which would be legally enforceable.
Sellers, Klein, Hallock and Cuddy each acknowledge that the breach, or threatened or attempted breach, by Sellers, Klein, Hallock and Cuddy each of any provision of this Section 6.1 would cause irreparable harm to Buyer, not completely compensable in monetary damages, and that Buyer shall be entitled, in addition to all other applicable remedies, to injunctive relief (both temporary and permanent), and to a decree for specific performance of the terms of this Section 6.1, without being required to provide, or prove, damages, or to furnish any bond or other security. The individual against whom enforcement of this Section 6.1 is obtained shall reimburse Buyer for all reasonable expenses incurred, including, without limitation, reasonable attorneys' fees, incurred in connection with that enforcement.

                  (e) The restrictions of this Section 6.1 are not intended to modify or replace any other or similar restriction placed upon any party under any other agreement including, without limitation, employment agreements described in this agreement, and all such restrictions are intended to be construed according to the documents in which they are contained, without reference to other or similar agreements.

         6.2 Contingent Payments. (a) As part of the Purchase Price, for each of the three (3) anniversary years based upon the Closing Date (each of which may be referred to as a "Contingent Payment
Year," or collectively as "Contingent Payment Years"), Buyer will make contingent payments to Sellers as set forth below based upon the amount of Qualified Revenue (as hereinafter defined) received by Buyer or other affiliates of Buyer in each of such years. For the purposes of this Agreement, the term "Qualified Revenue" for each Contingent Payment Year shall mean the sum of:

                           (i)  Sixty percent (60%) of fees earned as
determined in accordance with generally accepted accounting principles in a Contingent Payment Year by Buyer or by an affiliate of Buyer (including, but not limited to RDMC) and allocated to the Stamford, Connecticut, office from agency leasing, property management, tenant representation, brokerage activity, and any other consulting or similar services provided with respect to commercial real estate in (x) Westchester, Rockland, Orange, Putnum and Duchess Counties in the State of New York, and/or (y)
Fairfield, Hartford, Litchfield, Middlesex and New Haven Counties in the State of Connecticut and/or (z) any national account business allocated to the Stamford, Connecticut, office reasonably and consistently in accordance with Buyer's business practices (as they may change from time to time), whether or not combined with Buyer or its affiliates; but

                      (ii) Qualified Revenue shall not include, and shall be reduced by, (x) allocated direct reimbursement of actual costs and expenses associated with, and paid pursuant to, property management or leasing agreements, and (y) payments to third party brokers, in each case, in connection with generating such revenue.

                  (b) Notwithstanding the foregoing, any revenue received by Buyer, or by any of its affiliates (including but not limited to

RDMC) as a result of the acquisition of another company (wherever located) or from properties in which Buyer or any of its affiliates have an ownership interest, or in connection with a transaction with a third party providing economic consideration to such third party in exchange for, or in connection with, the receipt of property management revenue, including, but not limited to, "fee split" arrangements, will be excluded from Qualified Revenue.

                  (c) Buyer shall operate RDMC business in a commercially reasonable manner attempting to maximize Qualified Revenue and making good faith efforts to collect Qualified Revenue and to cause its affiliates to do so. Notwithstanding anything seemingly to the contrary contained in this Agreement, Buyer and its affiliates, including but not limited to RDMC, shall have the right to decline or reject any business made available to any of such entities provided those entities act in good faith in any such decision, such decision is based upon reasonably prudent business standards not inconsistent with Buyer's corporate plans and strategies, and such decision is not based upon an attempt to reduce Qualified
Revenue.

                  (d) For any Contingent Payment Year in which Qualified Revenue equals, or exceeds, Three Million One Hundred Thousand and
No/100 Dollars ($3,100,000.00) (the "Qualifying Amount"), Buyer will pay to Sellers, allocated among them as they shall direct
Buyer in writing, the aggregate sum of Forty-Seven Thousand Six
Hundred Nineteen and No/100 Dollars ($47,619.00) for each One
Hundred Thousand and No/100 Dollar ($100,000.00) unit of Qualified Revenue in excess of Three Million One Hundred Thousand and No/100 Dollars ($3,100,000.00) upon receipt of the Qualified Revenue;
provided, however, that the maximum amount payable to Sellers with regard to any Contingent Payment Year shall in no event exceed
Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three and
33/100 Dollars ($333,333.33) (the "Maximum Annual Contingent
Payment"). With respect to amounts of Qualified Revenue that are less than One Hundred Thousand and No/100 Dollars ($100,000.00), the amount to be paid to Sellers, allocated among them as they shall direct Buyer in writing, will be the amount of Forty-Seven
Thousand Six Hundred Nineteen and No/100 Dollars ($47,619.00) prorated in accordance with the percentage of One Hundred Thousand and No/100 Dollars ($100,000.00) earned. In the event that Qualified Revenue with respect to a Contingent Payment Year does not equal at least the Qualifying Amount, then there shall be no obligation to make, nor right to receive, payments pursuant to this
Section 6.2 as to that Contingent Payment Year, except as set forth herein.

                  (e) Notwithstanding the foregoing, in the event that in a Contingent Payment Year, Qualified Revenue exceeds Three Million
Eight Hundred Thousand and No/100 Dollars ($3,800,000.00), then any portion of the amount by which Qualified Revenue exceeds Three

Million Eight Hundred Thousand and No/100 Dollars ($3,800,000.00) may be added, retroactively, to Qualified Revenue for any preceding Contingent Payment Year, and the payment due Sellers pursuant to this Section 6.2 with respect to such Contingent Payment Year shall be recalculated and any additional payment required shall be paid to Sellers in accordance with such recalculation. In addition, Qualified Revenue in excess of Three Million Eight Hundred Thousand and No/100 Dollars for a Contingent Payment Year which is not "carried back" as provided in the preceding sentence may be carried forward to the next succeeding Contingent Payment Year for the purposes of calculating the amount of the payment due under this
Section 6.2 to Sellers in such subsequent Contingent Payment Year, if, and only if, the amount of Qualified Revenue in the year to which any excess is proposed to be carried forward is not less than the Qualifying Amount (without regard to any amount carried forward or back to such year). In no other event may any amount of Qualified Revenue be carried forward.

                  (f)  Any Contingent Payment due Sellers pursuant to this
Section 6.2 shall be made by May 15 of the year following the Contingent Payment Year for which such payment is calculated, but only to the extent that all Qualified Revenue has been actually received by Buyer. To the extent that any portion of the Qualified Revenue has not been received by such date, a prorata portion of the Contingent Payment will be withheld and paid promptly following receipt by Buyer of the remaining portion of Qualified Revenue;
provided, that "late received" portions of Qualified Revenue shall be aggregated and distributed to Sellers not more frequently than the end of each calendar quarter.

                  (g) The aggregate maximum Contingent Payments for all three (3) Contingent Payment Years shall not exceed One Million and No/100 Dollars ($1,000,000.00). Notwithstanding the foregoing sentence, if the average Qualified Revenue over the three (3)
Contingent Payment Years is at least Four Million and No/100
Dollars ($4,000,000.00) per year, then Sellers shall receive an additional one (1) time contingent payment of Two Hundred Fifty
Thousand and No/100 Dollars ($250,000.00) on May 15 of the year following the final Contingent Payment Year.

                  (h) Buyer will establish and maintain records which will account for the components of Qualified Revenue and the sums (if any) payable under the provisions of this Section 6.2. Buyer shall make the calculations of these amounts, and shall provide such information to Sellers, on a quarterly basis (i.e., within thirty
[30] days after the end of each calendar quarter of each applicable Contingent Payment Year) together with sufficient documentation to support the calculations. All such calculations and documentation shall be maintained and provided by Buyer in good faith but the parties hereto shall not be bound by them, and each party hereto reserves the right to contest, or to correct, such calculations and documentation. Upon Sellers' request, both Sellers and their representatives shall be given access to, and an opportunity to review (and, at their expense, copy), all of the books and records maintained by Buyer and its affiliates, and used in the calculation of Qualified Revenue. In the event any dispute arises among Sellers and Buyer regarding the calculation of Qualified Revenue, then such dispute shall be submitted to arbitration in accordance with the rules and procedures of the American Arbitration
Association. Any party may demand such arbitration in writing, which demand shall also include the name of the arbitrator chosen by the party demanding arbitration, together with a statement of the matter in controversy. Within fifteen (15) days after such demand, the other party shall choose its arbitrator, and the two arbitrators so selected shall name a third arbitrator within fifteen (15) days. The arbitration hearing shall be held at a location in New York, New York, chosen by the three arbitrators on not less than twenty-one (21) days' notice to all parties. The arbitration rules and procedures of the American Arbitration
Association shall be utilized in the arbitration hearing and the law of evidence of the state in which the hearing is conducted shall govern the presentation of evidence at such hearing. Both the hearing and any award resulting therefrom shall be made with dispatch. An award rendered by a majority of the arbitrators appointed in accordance with this Section 6.2(i) shall be binding and final upon all parties to the proceeding, and judgment on such award may be entered by either party in any appropriate court having jurisdiction. The party against whom the award is made shall bear all cost and expense of the arbitration, including, without limitation, the reasonable expenses incurred by the parties.

         6.3 Employment and Tenure of Rostenberg and Doern. (a) On the Closing Date, each of Rostenberg and Klein shall become an employee of Buyer pursuant to an employment agreement (the "Rostenberg Employment Agreement" and the "Klein Employment Agreement") in form and substance mutually satisfactory to Rostenberg, or Klein, as the case may be, and Buyer. Doern shall be an employee of Buyer, but an employment agreement between Doern and Buyer shall not be required. If either Rostenberg or Doern is employed by RDMC, then on the Closing Date, the employment of both Rostenberg and Doern with RDMC shall be terminated without liability to RDMC.

                  (b) In recognition of the value of both Rostenberg and Doern to the transactions contemplated by this Agreement, if, prior to January 1, 1998, (i) either Rostenberg or Doern voluntarily terminates his employment with Buyer, or (ii) Buyer terminates the employment of either Rostenberg or Doern for "cause," then the terminated party shall pay to Buyer the sum of Two Hundred Thousand and No/100 Dollars ($200,000.00) within thirty (30) days after the effective date of such termination. For the purposes of this

Section 6.3(b) only, the term "cause" shall mean (x) in the case of Rostenberg, "Cause" under the Rostenberg Employment Agreement, and
(y) in the case of Doern, Cause, as defined in Subsection 6.1(b)(i). In addition, if, prior to January 1, 1999, either Rostenberg voluntarily terminates his employment with Buyer, or Buyer terminates Rostenberg's employment for "cause," then Rostenberg shall pay to Buyer the sum of One Hundred Thousand and No/100 Dollars ($100,000.00) within thirty (30) days after the effective date of such termination.

         6.4 Press Releases. (a) No party to this Agreement other than Buyer will issue or cause publication of any press release or other announcement or public communication with respect to this Agreement or the transactions contemplated hereby, including, without limitation, a general announcement to such party's employees, without the prior consent of the other parties, which consent will not be unreasonably withheld; provided, however, that nothing herein will prohibit any party from issuing or causing publication of any such press release, announcement, or public communication to the extent that such party reasonably determines such action to be required by law, or by the rules of any national stock exchange or association applicable to it, in which case the party making such determination will use reasonable efforts to allow the other parties reasonable time to comment upon such release or announcement in advance of its issuance or to make any disclosure necessary to obtain any consents required or deemed appropriate by the disclosing party. Buyer will provide to each Seller a copy of any press release, other announcement, or public communication, at or before its issuance.

                  (b) The terms of the Confidentiality Letter dated November 12, 1996, executed by Insignia Financial Group, Inc. and the Corporations shall not remain in effect following Closing, unless and until otherwise agreed to by the parties thereto.

         6.5 RDC Change of Name. No later than ten (10) business days following the Closing Date, RDC shall change its corporate name to exclude the names "Rostenberg," "Doern," and any and all names derivative therefrom or substantially similar thereto as a matter of law.

         6.6 Cooperation Regarding Licensing. In the event Buyer shall not have received on or before the Closing Date all real estate brokerage licenses necessary to conduct the business of RDMC and the performance of the Contracts and Leases and Other Agreements, then RDC and Sellers shall cooperate with Buyer following the Closing to act as co-brokers without further compensation to facilitate the conduct of such business by Buyer.

         6.7 Insurance Proceeds. Buyer will collect all insurance proceeds payable with respect to pre-Closing liabilities and will apply such proceeds (less ordinary and necessary costs of collection) prior to making claims under Section 5.2.

         6.8 RDC Employment Agreements. At or before the Closing, RDC will terminate any employment agreements with Rostenberg, Klein, and any Prospective Employees hired by Buyer or an affiliated employer.

                                   ARTICLE VII

                       DOCUMENTS AT CLOSING; POST-CLOSING

         7.1 Delivery of Documents by Buyer. At the Closing, Buyer shall deliver such documents as are necessary or appropriate in connection with the consummation of the transactions, including, without limitation, the following:

                  (a) The cash portion of the Purchase Price, as provided for in Section 1.2;

                  (b) The Employment Agreements of both Rostenberg and Klein (if not previously delivered) executed by Buyer and Insignia Financial Group, Inc.;

                  (c) An opinion of counsel to Buyer addressing such matters as Sellers shall reasonably request;

                  (d) Current good standing or other similar certificate for Buyer issued by the Secretary of State of Delaware and evidence of qualification to do business and good standing in the States of Connecticut and New York;

                  (e) Evidence in form and substance reasonably satisfactory to Sellers that Buyer has the power and authority to execute and enter into this Agreement and to consummate the transactions contemplated hereby, and that any and all actions required to authorize and approve the execution of and entry into this Agreement by Buyer, the performance by Buyer of all of Buyer's duties and obligations under the Agreement, and the execution and delivery by Buyer and Insignia Financial Group, Inc. of all documents and other items to be executed and delivered to Sellers at Closing, have been accomplished;

                  (f) All other agreements, instruments and documents required by this Agreement to be delivered by Buyer; and

                  (g) Such other agreements, instruments and documents as are reasonably requested by Sellers and/or either Corporation to effectuate the terms of this Agreement.

         7.2 Delivery of Documents by Sellers and the Corporations. At the Closing, Sellers and the Corporations shall deliver to Buyer such documents as are necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement, including, without limitation, the following:

                  (a) All certificates evidencing the Stock, duly endorsed in accordance with the terms of this Agreement or accompanied by valid executed stock powers or other executed and enforceable documents of transfer in favor of Buyer;

                  (b) A bill of sale and assignment documents, as appropriate, in form acceptable to Buyer and Sellers, transferring title to, or otherwise assigning, the Assets and the Tradenames to Buyer;

                  (c) An opinion of counsel to each of the Sellers and to each Corporation addressing such matters as Buyer shall reasonably request;

                  (d) Current good standing or similar certificates for RDMC and RDC from the Secretary of State of New York;

                  (e) Evidence in form and substance reasonably satisfactory to Buyer that Sellers and RDC, each has the power and authority to execute and enter into this Agreement and to consummate the transactions contemplated hereby, and that any and all actions required to authorize and approve the execution of and entry into this Agreement by the Sellers and RDC the performance by Sellers and RDC of their respective duties and obligations under this Agreement, and the execution and delivery by Sellers, RDMC and RDC of documents and other items to be executed and delivered to Buyer at Closing, have been accomplished;

                  (f) The Employment Agreements (if not previously delivered) executed by Rostenberg and by Klein, as appropriate;

                  (g) All other agreements, instruments and documents required by this Agreement to be delivered either by either
Corporation, or by any Seller; and

                  (h) Such other agreements, instruments and documents as are reasonably requested by Buyer in order effectively to sell, transfer, assign, deliver and vest in Buyer title to and possession of the Stock and the Assets, and/or to effectuate the terms of this Agreement.

         7.3 Oncor Stock. Promptly following the Closing, RDC shall attempt to transfer The Office Network, Inc. Certificate Number 47 representing one thousand (1,000) shares of common stock in The Office Network, Inc. (the "Oncor Stock") to Buyer in accordance with the documents which regulate that transfer. If the issuer of the Oncor Stock exercises its purchase rights with respect to the Oncor Stock, then Buyer shall receive the purchase price paid. Pending transfer of the Oncor Stock, RDC shall abstain from voting the Oncor Stock on any matter unless abstention would cause RDC to be in breach of contract or in violation of applicable law. If the issuer of Oncor Stock does not exercise its purchase rights, then
RDC and Buyer will cooperate with each other and with issuer to the extent necessary to effect the purchase by Buyer of the Oncor Stock and the assumption by Buyer of the prospective obligations under the Stockholder Agreement and the Operating Agreement attached hereto as part of Exhibit "7.3."

         7.4 Further Assurances. Subsequent to the Closing, Sellers shall, at Buyer's request but without further cost or expense to Sellers, execute and deliver to Buyer such other agreements, instruments and documents, and take such other actions as Buyer may reasonably request to carry out and effectuate the terms and intentions of this Agreement. Sellers and Buyer shall each cooperate reasonably with Buyer in an effort to effect a pleasant and efficient transfer of the obligations of RDMC under the Contracts. After the Closing, Buyer shall, at Sellers' request but without further cost or expense to Buyer, execute and deliver to Sellers such other agreements, instruments and documents, and take such other actions as Sellers may reasonably request to carry out and effectuate their respective obligations under the terms of this Agreement.

                                  ARTICLE VIII

                                  MISCELLANEOUS

         8.1 Notices. Any notice or other communication required or permitted to be given hereunder shall be deemed to have been properly given upon personal delivery; upon completed electronic facsimile transmission; three (3) days after deposit when deposited in the United States mails if mailed by certified mail, postage prepaid; or one (1) day after deposit with an overnight courier or delivery service for next day delivery provided that the sending party has a receipt of such deposit, addressed as follows (or to such other addresses as the parties may specify by due notice to the others):

    TO BUYER:                          INSIGNIA/EDWARD S. GORDON CO., INC.
                                       200 Park Avenue
                                       New York, New York  10066
                                       Attn: Stacy Wallach
                                       Telephone: (212) 984-8100
                                       Facsimile: (212) 984-8095

     With a copy to:                    INSIGNIA FINANCIAL GROUP, INC.
                                        102 Woodmont Boulevard, Suite 400
                                        Nashville, Tennessee 37205
                                        Attn: Frank M. Garrison
                                        Telephone: (615) 783-1000
                                        Facsimile: (615) 783-1099

     and a copy to:                     WHITE & REASOR
                                        3305 West End Avenue
                                        Nashville, Tennessee 37203
                                        Attn: John M. Baird
                                        Telephone: (615) 383-3345
                                        Facsimile: (615) 383-5534

     TO SELLERS AND
     THE CORPORATIONS:                  John H. Rostenberg
                                        2 Murchison Place
                                        White Plains, New York  10605
                                        Telephone:  (914) 948-8707
                                        Facsimile:  (914) 948-8722

                                        David A. Doern
                                        91 Londonderry Drive
                                        Greenwich, Connecticut  06830
                                        Telephone:  (203) 869-7027
                                        Facsimile:  (203) 869-4337

     To RDC:                            Rostenberg-Doern Company, Inc.
                                        c/o John H. Rostenberg
                                        2 Murchison Place
                                        White Plains, New York  10605
                                        Telephone:  (914) 948-8707
                                        Facsimile:  (914) 948-8722

     With a copy to:                    BATTLE FOWLER
                                        Park Avenue Tower
                                        75 East 55th Street
                                        New York, New York  10022
                                        Attn:  Carl de Brito
                                        Telephone:  (212) 856-6998
                                        Facsimile:  (212) 339-9150

     and a copy to:                     Michael A. Klein
                                        7 Sawgrass Drive
                                        Katonah, New York  10536
                                        Telephone:  (914) 232-4958

     To Klein:                          Michael A. Klein
                                        7 Sawgrass Drive
                                        Katonah, New York  10536
                                        Telephone:  (914) 232-4958

     To Hallock:                        Gerard P. Hallock
                                        20 Indian Spring Road
                                        Rowayton, Connecticut  06853
                                                     Telephone:  (203) 838-0007

     To Cuddy:                          William V. Cuddy, Jr.
                                        154 Ralph Avenue
                                        White Plains, New York  10605
                                        Telephone:  (914) 761-9204

         8.2 Risk of Loss. All risk of condemnation and risk of loss, damage or destruction of the Assets, by fire or otherwise, prior to the Closing shall be on Sellers and RDC.

         8.3 Survival of Agreement. All covenants, agreements, representations, warranties and conditions of Closing contained in this Agreement shall survive the Closing to the extent provided in accordance with their terms.

         8.4 Headings. The headings in this Agreement are intended solely for convenience and reference and shall be given no effect in the construction or interpretation of this Agreement.

         8.5 Governing Law. This Agreement shall be governed by the laws of the State of New York. The parties hereby consent to the jurisdiction of the courts of the State of New York and the United States District Courts for the State of New York, as well as to the jurisdiction of all courts from which an appeal may be made from such courts, for the purpose of any suit, action or other proceeding arising out of any parties' obligations arising under this Agreement or any other agreement, instrument, or document delivered pursuant hereto or at Closing, and with respect to the transactions contemplated hereby, and expressly waive any and all objections which the parties, or any of them, may have as to the venue in any of such courts.

         8.6 Assignment. This Agreement shall inure to the benefit of and be binding upon the heirs, assigns, successors and legal representatives of each of the parties. No interest under this Agreement may be assigned by any Seller or either Corporation without the written consent of Buyer. No interest of Buyer under this Agreement may be assigned by Buyer without the written consent of Sellers. Notwithstanding the foregoing, Buyer may assign its rights hereunder, in whole or in part, to a wholly owned subsidiary of Buyer or of Insignia Financial Group, Inc. No such assignment shall release Buyer from its obligations hereunder, and Buyer shall remain primarily responsible for the performance of its obligations hereunder notwithstanding such assignment.

         8.7 No Third Party Beneficiaries. The provisions of this Agreement are intended to be solely for the benefit of the parties hereto and, subject to the provisions of Section 8.6, their successors and assigns. Other than the affiliates of Buyer (and under Sections 5.2 and 5.3, Klein, Hallock and Cuddy), there are no, nor shall there be any, third party beneficiaries, intended or otherwise, to or of the parties, and other than the affiliates of Buyer (and under Sections 5.2 and 5.3, Klein, Hallock and Cuddy), no person or entity not a party to this Agreement shall be entitled to seek to enforce any of the provisions of this Agreement.

         8.8 Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement, and may not be amended or terminated except by an instrument in writing signed by the parties. A facsimile transmission of an original signature of any party hereto shall be effective to bind that party hereunder.

         8.9 Modification. This Agreement may not be amended, modified, waived, discharged or terminated except by an instrument in writing signed by the parties.

         8.10 Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.

         8.11 Construction and Interpretation. Should any provision of this Agreement require judicial interpretation, the parties hereto agree that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be more strictly construed against the party that itself, or through its agent, prepared the same, and it is expressly agreed and acknowledged that RDC, RDMC, Rostenberg, Doern, Klein, Hallock, Cuddy, and Buyer and their respective representatives have participated in the preparation hereof.

         8.12 Exhibits. The Exhibits annexed hereto form an integral part of this Agreement and are hereby incorporated into this Agreement wherever reference is made to them to the same extent as if they were set out in full at the point at which such reference is made.

         8.13 Limited Purpose. The execution of this Agreement by Klein, Hallock and Cuddy is only for the purpose of (i) acknowledging that the knowledge of each of them is imputed to Sellers pursuant to Section 3.26 hereof, and (ii) entering into the agreements contained in Section 6.1.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


ROSTENBERG-DOERN MANAGEMENT,
CORP., Inc., a New York
corporation

By   :  ____________________                               __________________
                                                           John H. Rostenberg
Title:  ____________________

                                                           _________________
ROSTENBERG-DOERN COMPANY, INC.,                            David A. Doern
a New York corporation

                                                           _________________
By:  _______________________                               Michael A. Klein

Title:  ____________________
                                                           _________________
                                                           Gerald P. Hallock


                                                           _________________
                                                           William V. Cuddy, Jr.



See Additional Signature Page

                               Signature Page for
                 Stock Purchase and Asset Acquisition Agreement
                   among Insignia/Edward S. Gordon Co., Inc.,
                    John H. Rostenberg, David A. Doern, et al


          INSIGNIA/EDWARD S. GORDON
          CO., INC., a Delaware
          corporation


          By:  _________________________

          Title:  ______________________